OVERVIEW OF MONTHLY PERFORMANCE - DECEMBER 2010

MARKET OVERVIEW

The Merrill Lynch High Yield Master II Constrained Index gained 1.75% for the month of December 2010. Capital fled more conservative asset classes such as investment grade credit, which fell 1.01%, and for US government bonds, the 10-year Treasury lost 3.94% and its yield rose 50 basis points (bps). The equity markets were up strongly with the S&P 500 climbing 6.68%, the small cap Russell 2000 gaining 7.94% and the MSCI EAFE soaring 8.10%.

Investors put aside their concerns about risks to the global economy and dumped government bonds and conservative fixed income to load up on inflation hedges and investments that will benefit from economic growth. Commodities were up across the spectrum with noteworthy strength in crude oil, gold, silver, copper, corn wheat, soybeans, and lumber. International concerns about the European sovereign crisis and fears of Chinese inflation that dampened markets in November were cast aside. Some of the more significant pieces of news during the month were that the ECB announced that it will double its capital to fight the debt crisis and China raised interest rates and increased bank reserve requirements to cool inflation pressures. In the US, retail sales before the holidays were up 5.5% from the previous year, vacancy rates in shopping malls declined for the second consecutive quarter to 8.7%, and auto sales were up 11% in December. ADP reported a larger than expected gain in private sector employment of 297,000 for December relative to an expectation of 100,000. The markets are looking ahead in response to these and many other indicators of growth.

December was a strong finish to a strong year for high yield. High yield bonds performed well in spite of the increase in Treasury rates. Spreads compressed 81 bps partly due to higher Treasury rates and partly due to price appreciation. CCC and below rated bonds outperformed higher quality bonds by a significant margin, up 3.64% versus BB rated bonds, which were up 1.02%. As we have mentioned previously, the outperformance of the lowest quality tier is typical in rallies, and while it may not continue, we have seen it hold true over the past two years. The recently ended year, 2010, is the second consecutive record year for high yield new issuance and it finished with the strongest December ever. December issuance was a record month in spite of the typical seasonal slowdown in which no new deals came to market in the second half of the month. The top performing sectors in December were technology, real estate and insurance and the laggards were utilities, energy and healthcare.

PERFORMANCE

The First Trust High Income Long/Short Fund returned 2.86% on an NAV basis and -4.41% on a price basis for the month of December 2010. As noted above, the Merrill Lynch High Yield Master II Constrained Index gained 1.75% for the month of December 2010. The positive NAV performance was the result of an above market beta and overweights in financials and gaming. We continue to be comfortable with our positioning and there have been no material adjustments in terms of beta or sector allocations in the past month.

INVESTMENT STRATEGY

As we have mentioned, we expect that the US economy will continue to recover in 2011, albeit at a more modest pace than otherwise might be expected as a result of the depth and severity of the downturn. We continue to maintain our expectation of 2.5 to 3.0% US GDP growth and our primary concern is the risk of much faster growth. Consensus opinion has become more bullish, with recent forecasts above 3%. Faster growth could prompt the Fed to raise rates earlier than expected to quell inflation fears.

We expect that 2011 will be another good year for high yield, and believe high yield remains attractive on a valuation basis. In the current environment, we see no fundamental reason why high yield spreads should not continue to tighten over the course of the year ahead. There is significant room for further spread tightening beyond the current levels of 541. While some of this spread tightening may only absorb the impact of rising rates, there is still room for price appreciation. Additionally, in the current interest rate environment, we think the yield on high yield still remains attractive. In our view, default rates should remain low due to healthy corporate balance sheets, record corporate profits, and a strong new issue market. Bloomberg recently reported (December 7, 2010) that both JPMorgan and Goldman Sachs are currently recommending high yield bonds and that JPMorgan is forecasting a total return for 2011 of 9.8%. Although it is consistent with our view, our estimates are somewhat more conservative.

We believe that the threats to the performance of the markets and high yield are mostly exogenous. The economic data increasingly support our macro economic outlook, and we are comfortable with our underlying assumptions in that regard. As for exogenous threats, the most worrisome would be a sustained episode of extreme currency volatility, which might arise from any number of factors, many of which have been the focus of ongoing political debate in both the US and Europe. Second would be a severe economic contraction in China, generated by central bank action designed to rein in the economy and real estate speculation. Finally, there remain the familiar geopolitical concerns, including North and South Korea, Israel, Iran, Pakistan, a terrorist attack in the US, etc. Of course, it is difficult to manage to these possibilities. All things considered, we reiterate that we believe that 2011 will be another good year for high yield.





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